Exhibit 99.1

Contact:

Andrew Kramer

Vice President, Investor Relations

NetScout Systems, Inc.

978-614-4279

IR@netscout.com

NetScout Systems Completes Acquisition of Danaher’s Communications Business

Jim Lico Joins NetScout’s Board of Directors;

Company Also Announces New $800 Million Revolving Credit Facility

WESTFORD, Mass., July 14, 2015 – NetScout Systems, Inc. (NASDAQ: NTCT), an industry leader in service assurance solutions, announced that it has completed the acquisition of Danaher Corporation’s (NYSE: DHR) Communications Business.

The transaction was valued at $2.3 billion, based on the issuance of 62.5 million shares of NetScout common stock, which closed yesterday at $36.89 per share, to Danaher’s shareholders. Acquiring the Tektronix Communications, Arbor Networks and parts of the Fluke Networks businesses from Danaher Corporation accelerates NetScout’s strategic progress by enabling the Company to offer a broader range of innovative service assurance and cyber security solutions. These solutions provide service providers, enterprises and public sector agencies with the intelligence and analytics required to help them maximize the benefits of powerful technology advances such as IP convergence, virtualization, cloud computing, mobility, bring your own device (BYOD) and the evolving Internet. The combined company will be well positioned to help its customers drive ROI on their network and broader IT initiatives while reducing the tangible risks associated with downtime, poor service quality and compromised security.

“This acquisition represents an important milestone for NetScout that enhances our ability to drive value for customers, stockholders, employees and other stakeholders,” stated Anil Singhal, president and CEO. “With a broader range of market-leading capabilities and technologies, as well as more extensive, global go-to-market and distribution resources, NetScout will be better positioned to capitalize on the many exciting opportunities we see to further expand our customer relationships around the world. We welcome over 2,000 new colleagues to NetScout and collectively, we are looking forward to realizing the Company’s potential in the marketplace.”

As previously disclosed, upon the completion of the transaction, James A. Lico, executive vice president with responsibility for Danaher’s Test & Measurement segment and Gilbarco Veeder-Root business, has been appointed to NetScout’s Board of Directors. With the appointment of Mr. Lico, NetScout’s Board of Directors has been expanded to eight members. An updated biography for Mr. Lico, age 49, is available on NetScout’s website at http://www.netscout.com/company/about-netscout/board-of-directors/.

NetScout also announced today that it has secured a new five-year, $800 million senior secured revolving credit facility that replaces its previous revolving credit facility of $250 million. The new credit facility can be used to support general working capital requirements as well as to help finance the repurchase of NetScout’s common stock under its recently approved 20 million share common stock repurchase plan. The new facility was led by a syndicate of banks with J.P. Morgan Securities LLC acting as the lead arranger.

About NetScout Systems, Inc.

NetScout Systems, Inc. (NASDAQ:NTCT) is a market leader in service assurance solutions that enable enterprise and service provider organizations to assure the quality of the user experience for business and mobile services. NetScout technology helps these organizations proactively manage service delivery and identify emerging performance problems, helping to quickly resolve issues that cause business disruptions or negatively impact users of information technology.

Safe Harbor

Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and other federal securities laws. Investors are cautioned that statements in this press release, which are not strictly historical statements, including without limitation, the statements related to being well-positioned to help its customers; driving value for customers, stockholders, employees and other stakeholders; being better positioned to capitalize on opportunities; realizing the Company’s potential in the marketplace; and the timing and magnitude associated with the repurchase of NetScout common stock as part of the Company’s 20 million share repurchase plan. Actual results could differ materially from the forward-looking statements due to known and unknown risk, uncertainties, assumptions and other factors. Such factors include slowdowns or downturns in economic conditions generally and in the market for advanced network and service assurance solutions specifically; the volatile foreign exchange environment; the Company’s relationships with strategic partners; dependence upon broad-based acceptance of the Company’s network performance management solutions; the presence of competitors with greater financial resources than ours and their strategic response to our products; our ability to retain key executives and employees; the ability of NetScout to successfully integrate the acquired assets and the associated technology; and to drive customer adoption as well as generate operational efficiencies; and general stock market conditions and other related factors that could influence the timing and magnitude of NetScout’s stock repurchase activity. For a more detailed description of the risk factors associated with the Company, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 which is on file with the Securities and Exchange Commission. NetScout assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

©2015 NetScout Systems, Inc. All rights reserved. NetScout and the NetScout logo and nGenius are registered trademarks of NetScout Systems, Inc.